UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 13, 2014

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 North Martingale Road Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Career Education Corporation (the “Company”) approved 2014 compensation matters for Scott Steffey, President and Chief Executive Officer. Mr. Steffey’s annual base salary was increased to $850,000 and his target award value under the Company’s Annual Incentive Award Program (“AIP”) was increased to 110% of base salary. Mr. Steffey’s 2014 AIP payment (payable in early 2015) will be based (i) 50% on revenue and expense management performance measures (two of the 2014 AIP performance measures applicable to the Company’s other executive officers), and (ii) 50% on regulatory, company performance and subjective goals to be established by the Committee for Mr. Steffey.

Mr. Stefffey’s long term incentive awards under the Career Education Corporation 2008 Incentive Compensation Plan were designed to achieve a target value of $3,000,000, granted 30% in stock options, 20% in restricted stock units (to be settled in stock) and 50% in a performance unit (to be settled in cash). The terms of these awards are consistent with those made to the other executive officers of the Company on March 4, 2014, except that the vesting of Mr. Steffey’s restricted stock units is subject to achievement of a 2014 Company revenue performance measure in addition to the service vesting requirements applicable to the other executive officers. The grant of performance-based restricted stock units (to be settled in stock) to Mr. Steffey is evidenced by an award agreement on the form of Restricted Stock Unit Agreement (Performance-Based) which is attached as Exhibit 10.1. The grants of stock options and a performance unit are evidenced by award agreements on forms previously filed with the Company’s Current Report on Form 8-K dated March 4, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

10.1	Form of Restricted Stock Unit Agreement (Performance-Based) under the Career Education Corporation 2008 Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jennifer A. Campe
Jennifer A. Campe
Senior Vice President and Chief Human
Resources Officer

Date: March 19, 2014

Exhibit Index

Exhibit Number	Description of Exhibits

10.1	Form of Restricted Stock Unit Agreement (Performance-Based) under the Career Education Corporation 2008 Incentive Compensation Plan

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